EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following registration statements pertaining to the 401(k) Retirement Plan of Axsys Technologies, Inc. of our report dated February 16, 2004, except for Note 4, as to which the date is March 1, 2004 with respect to the consolidated financial statements and schedule of Axsys Technologies, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

-	Registration Statements (Form S-8 No. 333-39574)
-	Registration Statements (Form S-8 No. 333-43389)
-	Registration Statements (Form S-8 No. 33-9559)
-	Registration Statements (Form S-8 No. 033-79996)

/s/ ERNST & YOUNG LLP
ERNST & YOUNG LLP

Hartford, Connecticut
March 8, 2004